Exhibit 77D - AXP Selected Series, Inc.

At the Board of Directors meeting held on April 14, 2005, the following change in the security investment policy was resolved:

o The registration statement be amended to clarify that up to 20% of the Fund's assets may be invested in stocks of companies in industries related to non-precious metals and minerals.